Exhibit 99.1

Certain information with respect to the Company that has not previously been reported to the public.

Recent Developments

Preliminary Results of Operations for the Month of January 2012

We have continued to experience revenue and earnings growth through the month of January 2012, driven by gains in revenue in all segments that more than offset increases in expenses, primarily related to labor, maintenance and variable product costs. Based on preliminary internal financial information, we anticipate that we will generate estimated revenues of $86.0 million, estimated operating income of $19.7 million and estimated Adjusted EBITDA of $27.9 million for the month of January 2012, in each case before normal recurring quarterly closing adjustments. This represents an increase of 11% in revenues, 42% in operating income and 25% in Adjusted EBITDA, compared to the month of January 2011. Due in part to weaker market conditions in January 2011, the percentage increases for this monthly period are higher than our annualized growth rates and only reflect a comparison of the first month of 2012 to the first month of 2011. As such, the January growth rates should not be considered indicative of the results that will be achieved for the first quarter 2012, or the remainder of the year. Because the results for January are not for an entire fiscal period and will be subject to quarter-end closing adjustments, they could materially differ from, and should not be viewed as a substitute for, our quarterly financial statements prepared in accordance with GAAP and reviewed by our auditors.

We present these estimated interim results because we believe they reflect the continuing trends we have observed in our results of operations. However, we only perform certain closing procedures and make recurring adjustments considered necessary for a fair presentation of net income attributable to TransUnion Corp., such as the final tax provision and certain other accrual adjustments, at the end of each fiscal quarter. Therefore, we cannot provide a complete reconciliation of estimated Adjusted EBITDA to net income attributable to TransUnion Corp. for the month of January 2012. There can be no assurance that final January results will not differ materially from these estimated results when we report the results for the first quarter of 2012.

In calculating estimated Adjusted EBITDA for the month ended January 31, 2012, we have taken into consideration estimated net interest expense of $10.3 million, estimated depreciation and amortization of $7.0 million, and estimated stock-based compensation expense of $0.4 million.

For a reconciliation of Adjusted EBITDA to net income attributable to TransUnion Corp. for the twelve months ended December 31, 2011, our definition of Adjusted EBITDA and an explanation of why we use Adjusted EBITDA, see our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on February 17, 2012.